UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Entry into 10b5-1 Plans by our CEO and CFO

On December 7, 2016, David J. Campisi, our President and Chief Executive Officer, entered into a 10b5-1 Plan providing for a third-party broker to sell common shares of the Company that Mr. Campisi may acquire if the following awards vest, which is anticipated to occur in March of 2017: (1) the performance share units awarded to Mr. Campisi in March of 2014; (2) one-third of the restricted stock units awarded to Mr. Campisi in March 2014; (3) one-third of the restricted stock units awarded to Mr. Campisi in March 2015; and (4) one-third of the restricted stock units awarded to Mr. Campisi in March of 2016. Mr. Campisi established his 10b5-1 Plan for tax and financial planning purposes.
On December 7, 2016, Timothy A. Johnson, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer, entered into a 10b5-1 Plan providing for a third-party broker to sell common shares of the Company that Mr. Johnson may acquire if the following awards vest, which is anticipated to occur in March of 2017: (1) the restricted stock awarded to Mr. Johnson in March 2012; (2) the performance share units awarded to Mr. Johnson in March of 2014; (3) one-third of the restricted stock units awarded to Mr. Johnson in March 2014; (4) one-third of the restricted stock units awarded to Mr. Johnson in March 2015; and (5) one-third of the restricted stock units awarded to Mr. Johnson in March 2016. Mr. Johnson established his 10b5-1 Plan for tax and financial planning purposes.
Each of the above-described 10b5-1 Plans was adopted during an authorized trading period and when the officer adopting the plan was not in possession of material non-public information. Transactions under these 10b5-1 Plans will be reported through Form 144 and Form 4 filings made with the Securities and Exchange Commission, as appropriate.
The information disclosed in this Item 7.01 is being furnished, not filed. By furnishing the information in this Item 7.01, the Company is making no admission as to the materiality of such information.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: December 7, 2016	By:	/s/ Ronald A. Robins, Jr.
Ronald A Robins, Jr.
Senior Vice President, General Counsel
and Corporate Secretary